EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-40462 and 333-73514) pertaining to the Digitas Inc. 2000 Stock Option and Incentive Plan as amended and restated, the Digitas Inc. 2000 Employee Stock Purchase Plan, the Bronner Slosberg Humphrey Co. 1999 Option Plan and the Bronner Slosberg Humphrey Co. 1998 Option Plan of our report dated January 27, 2003, with respect to the consolidated financial statements and schedule of Digitas Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 12, 2003